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                                                            Exhibit 2.3(a)


                            ASSET PURCHASE AGREEMENT

                                      Among

                            GREATER MEDIA, INC., and

                        GREATER MEDIA CABLEVISION, INC.,

                                       and

                          CHARTER COMMUNICATIONS, INC.

                                February 17, 1999
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                                TABLE OF CONTENTS

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ARTICLE I

         PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES..........................................1
         1.1         Agreement to Purchase and Sell......................................................1
         1.2         Subject Assets......................................................................2
         1.3         Excluded Assets.....................................................................3
         1.4         Purchase Price......................................................................4
         1.5         Allocation of the Purchase Price....................................................4
         1.6         Assumption of Liabilities...........................................................5

ARTICLE II

         REPRESENTATIONS AND WARRANTIES REGARDING
                                  THE COMPANY AND GMI....................................................6
         2.1         Organization; Authority; Enforceability.............................................6
         2.2         No Conflicts; Consents and Approvals, etc...........................................6
         2.3         Subsidiaries........................................................................7
         2.4         Financial Statements................................................................7
         2.5         Absence of Certain Changes..........................................................7
         2.6         Absence of Undisclosed Liabilities..................................................9
         2.7         Compliance with Law................................................................10
         2.8         Company Contracts; Franchise Matters...............................................12
         2.9         Personal Property; Assets..........................................................14
         2.10        Real Property......................................................................15
         2.11        Intellectual Property..............................................................16
         2.12        Litigation.........................................................................16
         2.13        Taxes..............................................................................16
         2.14        Employee Benefit Plan Matters......................................................17
         2.15        Labor Matters......................................................................19
         2.16        Environmental Matters..............................................................19
         2.17        Transactions with Affiliates.......................................................20
         2.18        Brokers and Finders................................................................20
         2.19        Disclosure.........................................................................20
         2.20        Insurance..........................................................................20
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ARTICLE III

         REPRESENTATIONS AND
         WARRANTIES OF THE BUYER........................................................................21
         3.1         Organization and Authority.........................................................21
         3.2         No Conflicts; Consents and Approvals, etc..........................................21
         3.3         Financial Ability to Perform.......................................................22
         3.4         Litigation.........................................................................22
         3.5         No Violation of FCC Cross Ownership Rules..........................................22
         3.6         Brokers and Finders................................................................22

ARTICLE IV

         COVENANTS......................................................................................22
         4.1         Conduct of Business of the Company.................................................22
         4.2         Access to Information, etc.........................................................24
         4.3         Reasonable Best Efforts............................................................25
         4.4         No Action..........................................................................25
         4.5         Public Announcements...............................................................25
         4.6         Notification.......................................................................25
         4.7         Employee Benefits..................................................................26
         4.8         Records Retention..................................................................27
         4.9         Company Names......................................................................28
         4.10        Intercompany Accounts..............................................................28
         4.11        Intercompany Debt..................................................................28
         4.12        Notice of Proceedings..............................................................29
         4.13        Guarantees.........................................................................29
         4.14        Affiliate Contracts................................................................29
         4.15        Certain Litigation.................................................................30
         4.16        Retained Franchises................................................................30
         4.17        Transfer Laws......................................................................30
         4.18        Further Assurances.................................................................30

ARTICLE V

         CLOSING AND CLOSING DATE; CONDITIONS TO CLOSING................................................31
         5.1         Closing and Closing Date...........................................................31
         5.2         Conditions to the Obligations of All Parties.......................................31
         5.3         Conditions to the Obligations of the Company and GMI...............................32
         5.4         Conditions to Obligations of the Buyer ............................................33
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ARTICLE VI

         TERMINATION....................................................................................34
         6.1         Termination........................................................................34
         6.2         Effect of Termination..............................................................34

ARTICLE VII

         TAX MATTERS....................................................................................35
         7.1         Proration of Taxes.................................................................35
         7.2         Payments...........................................................................35
         7.3         Tax Returns........................................................................36
         7.4         Refunds............................................................................37
         7.5         Audits.............................................................................37
         7.6         Certain Post-Closing Actions.......................................................38
         7.7         Mutual Cooperation.................................................................38
         7.8         Maintenance Of Books and Records...................................................38
         7.9         Tax Dispute Resolution Mechanism...................................................39
         7.10        Certain Payroll Matters............................................................39
         7.11        Characterization of Indemnity Payments.............................................39

ARTICLE VIII

         MISCELLANEOUS..................................................................................40
         8.1         Entire Agreement...................................................................40
         8.2         Notices............................................................................40
         8.3         Governing Law......................................................................41
         8.4         Interpretation.....................................................................41
         8.5         Parties in Interest................................................................41
         8.6         Counterparts.......................................................................41
         8.7         Expenses...........................................................................41
         8.8         Personal Liability.................................................................42
         8.9         Assignment.........................................................................42
         8.10        Amendment..........................................................................42
         8.11        Exclusivity of Representations and Warranties; Non-Survival;
                     Relationship Between the Parties...................................................42
         8.12        Exclusive Jurisdiction, etc........................................................42
         8.13        Right to Specific Performance......................................................43
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ARTICLE IX

         DEFINITIONS....................................................................................43
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Schedules

   A       Systems
   B       Allocation Schedule
 1.3(b)    Excluded Programming Agreements
 2.2       Consents
 2.3       Equity Interests
 2.4       Financial Statements
 2.5       Absence of Certain Changes
 2.6       Absence of Undisclosed Liabilities
 2.8(a)    Company Contracts; Franchise Matters
 2.8(c)    Subscribers; Homes Passed; Plant Miles
 2.8(g)    Overbuild Matters
 2.9       Personal Property
 2.10      Real Property
 2.11      Intellectual Property
 2.12      Litigation
 2.13      Tax Matters
 2.14(a)   Employee Benefit Plans
 2.14(c)   Retiree Plans
 2.14(e)   Additional Benefits
 2.15      Employees; Retired Employees
 2.16(a)   Environmental Matters
 2.17      Transactions with Affiliates
 2.20      Insurance
 3.2       Buyer Consents
 3.6       Buyer Brokers and Finders
 4.1       Conduct of the Business
 4.13      Guarantees

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                            ASSET PURCHASE AGREEMENT

                  This Asset Purchase Agreement (this "AGREEMENT"), dated as of February 17, 1999, is made by and among Greater Media, Inc., a Delaware corporation ("GMI"), Greater Media Cablevision, Inc., a Delaware corporation and a wholly owned subsidiary of GMI (the "COMPANY"), and Charter Communications, Inc., a Delaware corporation (the "BUYER").

                                    RECITALS

                  WHEREAS, the Company is the owner and operator of the cable television systems set forth on Schedule A (the "SYSTEMS").

                  WHEREAS, the Company desires to sell all of the Systems to the Buyer, and the Buyer desires to purchase all of the Systems from the Company, upon the terms and conditions set forth herein.

                  WHEREAS, certain capitalized terms used herein without definition are defined in Article IX.

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

                  1.1 Agreement to Purchase and Sell. Subject to the terms and conditions contained in this Agreement, the Company agrees to sell, convey, assign, transfer and deliver to the Buyer on the Closing Date, and the Buyer agrees to purchase from the Company on the Closing Date, all of the Company's right, title and interest in and to all real and personal, tangible and intangible, assets and properties (other than the Excluded Assets) used by the Company in its business (collectively, the "SUBJECT ASSETS"), free and clear of all Liens other than Permitted Liens .

                  1.2 Subject Assets. The Subject Assets shall include, without limitation:

                  (a) all towers, tower equipment, receivers, modulators, demodulators, processors, encoders, descramblers, taps, aboveground and underground cable,

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         headend amplifiers, line amplifiers, earth stations, converters, ad insertion equipment, auxiliary equipment and facilities and other physical assets that are owned by the Company and any leasehold interests of the Company relating to any of the foregoing;

                  (b) all Franchise Agreements and other Authorizations (including, but not limited to, television translator station licenses, microwave licenses (including, without limitation, CARS), business radio licenses and TVRO earth station registrations) held by the Company;

                  (c) all rights of the Company under pole line or joint pole agreements, multiple dwelling unit agreements, leases (including leases of real property), retransmission consent agreements, written agreements with subscribers for cable television service and written hotel and motel agreements and any other instruments, contracts and agreements to which the Company is a party;

                  (d) all real property interests owned by the Company, including, without limitation, all improvements or fixtures that may exist on the foregoing, all easements, rights of entry and rights of way, whether public or private, and leasehold interests and improvements owned or utilized by the Company;

                  (e) all subscriber, customer and trade and other accounts receivable of the Company;

                  (f) all motor vehicles owned by the Company and any leasehold interests of the Company in any motor vehicles;

                  (g) all rights, claims, credits, causes of action or rights of set-off with respect to or arising out of the Subject Assets or the Assumed Liabilities (as defined in Section 1.6);

                  (h) all intangible assets owned by the Company, including, without limitation, all of the rights of the Company to the Intellectual Property (as defined in Section 2.11), including technical information and data, computer disks and tapes, drawings, blueprints, schematics, maps, reports, lists, plans, filings with Governmental Authorities and the FCC and all books and records, including subscriber records;

                  (i) the Company's cash on hand and cash equivalents, including customer and advertiser prepayments and deposits;

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                  (j) all GMI Contracts for which the requisite third party
         consents have been obtained pursuant to Section 4.14(a); and

                  (k) all other assets, tangible or intangible, owned by the Company as of the date hereof, which shall not have been disposed of in the ordinary course of business after the date hereof and any replacements or additions to such assets.

                  1.3 Excluded Assets. Notwithstanding anything to the contrary in Section 1.2, the Subject Assets shall not include, and the Company shall not sell, convey, assign, transfer or deliver, any of the following assets and properties of the Company (the "EXCLUDED ASSETS"):

                  (a) all rights, title and interest in (i) the shares of Greater Philadelphia Cablevision, Inc. ("GPCI"), (ii) the Philadelphia Merger Agreement and all related ancillary agreements and documents and
         (iii) the GPCI Merger Consideration;

                  (b) the programming agreements set forth on Schedule 1.3(b);

                  (c) the Master Affiliation Agreement, dated as of December 4, 1998, between ServiceCo LLC and the Company;

                  (d) all insurance policies, except for rights and claims thereunder related to occurrences prior to the Closing and except as provided in Section 4.7(c);

                  (e) the following books and records: any books and records that the Company is required by law to retain, any tax reports and returns, the Company's corporate minute books, any other books and records relating to internal corporate matters, and any other books and records relating to financial relationships with the Company's lenders or affiliates;

                  (f) any claims, rights and interest in and to any refunds of any Taxes (i) for which GMI or the Company is responsible under Article VII hereof, or (ii) that are Excluded Liabilities;

                  (g) subject to Section 4.9 hereof, all owned or licensed trademarks, trade names, service marks, service names, logos and similar proprietary rights of the Company relating to the names "Greater Media" and "Greater Media Cablevision" and the initials "GMI," whether alone or in combination with one or more other words, whether or not used by the Company or any of its affiliates;

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                  (h) any and all indebtedness owed by GPCI to the Company and any intercompany accounts owing to the Company referred to in Section 4.10;

                  (i) any assets of or related to the Company Plans, including, without limitation, the Greater Media Cablevision, Inc. Pension Plan;

                  (j) the Guarantees (as defined in Section 4.13);

                  (k) any GMI Contracts for which the requisite third party consents have not been obtained pursuant to Section 4.14(a);

                  (l) the GPCI Contracts (as defined in Section 4.14(b));

                  (m) subject to Section 4.16, any assets or properties, including, without limitation, Franchise Agreements, relating to any Retained Franchises (as defined in Section 4.16);

                  (n) the Management Agreement, dated September 1, 1986, between the Company and GMI (the agreements referred to in clauses (a)(ii), (b), (c), (i), (k), (l), (m) and (n) of this Section 1.3, the "EXCLUDED CONTRACTS"); and

                  (o) the shares of the common stock of Telesynergy, Inc. held by the Company.

                  1.4 Purchase Price. The purchase price payable for all the Subject Assets shall be $500,000,000 (the "PURCHASE PRICE") and shall be paid as set forth in Section 5.1.

                  1.5 Allocation of the Purchase Price. The aggregate amount of the Purchase Price, the Intercompany Debt and the Assumed Liabilities shall be allocated among the Subject Assets in accordance with a schedule (the "ALLOCATION SCHEDULE") to be prepared by the Buyer and delivered to the Company for the approval of the Company and GMI within 45 days after the date of this Agreement, which Allocation Schedule shall be attached to and incorporated into this Agreement as Schedule B hereto. The Company and the Buyer shall cooperate and use their reasonable best efforts in reaching a mutually satisfactory agreement regarding the Allocation Schedule. If prior to the Closing Date, the Buyer and the Company are unable to reach a mutually satisfactory agreement as to such Allocation Schedule, then, any matters in dispute shall be referred to the Tax Dispute Accountants in accordance with Section 7.9 of this Agreement. The final Allocation Schedule, determined in the manner described in this
Section 1.5, shall comply with the provisions of Section 1060 of the Code and each of the Company and the Buyer shall timely file any forms required to be filed under Section 1060 of the Code

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and any corresponding provision of state or local Tax law in accordance with the final Allocation Schedule. The Buyer and the Company each agree (i) to reflect the Subject Assets on their respective books for tax reporting purposes in accordance with the Allocation Schedule, (ii) to file all Tax Returns and determine all Taxes (including, without limitation, for purposes of Section 1060 of the Code) in accordance with and based upon the Allocation Schedule and (iii) not to take any position inconsistent with such Allocation Schedule in any audit or judicial or administrative proceeding or otherwise.

                  1.6 Assumption of Liabilities. (a) At the Closing, the Buyer shall assume, pay, discharge and perform, in accordance with the respective terms thereof, and indemnify the Company and its affiliates with respect to, all liabilities, obligations and commitments (whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise) of the Company, including, without limitation, all Transfer Taxes, the Intercompany Debt and all liabilities, obligations and commitments under the Company Contracts (including, without limitation, the Franchise Agreements), the Employee Protection Plan and the Authorizations or arising out of or relating to the ownership or operation of the Subject Assets, whether arising before, on or after the Closing Date, other than Excluded Liabilities (collectively, the "ASSUMED LIABILITIES").

                  (b) The Buyer will not assume or have responsibility for the following liabilities or obligations of the Company (collectively, the "EXCLUDED LIABILITIES"): (i) any Taxes for which Buyer is not responsible under Article VII hereof; (ii) the legal, accounting and investment banking fees or expenses incurred by the Company or any of its affiliates in connection with the transactions contemplated by this Agreement; (iii) all liabilities of the Company arising under the Excluded Contracts (other than as provided in Sections 4.14(a) and 4.16); (iv) any amounts payable under the Employee Retention Plan;
(v) the upstream guaranty of the Company referred to in Section 4.13(b); (vi) any intercompany accounts owed by the Company (other than the Intercompany
Debt), including, without limitation, those referred to in Section 4.10; and
(vii) any liabilities directly relating to the Excluded Assets (other than as provided above in this Section 1.6(b)).

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                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES REGARDING
                               THE COMPANY AND GMI

                  The Company and GMI, jointly and severally, represent and warrant that:

                  2.1 Organization; Authority; Enforceability. (a) Each of the Company and GMI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company and GMI have been duly and validly authorized by all necessary corporate action and no other corporate action on the part of the Company or GMI is necessary to authorize, approve or consummate the transactions contemplated by this Agreement. Assuming the due execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding agreement of each of the Company and GMI, enforceable against each of them in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (y) for the limitations imposed by general principles of equity.

                  (b) The Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary to conduct its business and operations as presently conducted and to own and lease the property and assets it owns or leases, except where the failure to so qualify, individually or in the aggregate, would not have a Material Adverse Effect. The Company has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted and as will be conducted on the Closing Date, except where the failure to have such power, authority and governmental approvals would not have a Material Adverse Effect.

                  2.2 No Conflicts; Consents and Approvals, etc. (a) The execution and delivery of this Agreement by each of the Company and GMI do not, and the performance of its respective obligations hereunder will not (i) violate or conflict with the certificate of incorporation or by-laws of the Company or GMI; (ii) except as set forth in Schedule 2.2, conflict with or violate any statute, regulation, judgment, order or decree applicable to the Company or GMI or by which any of their respective assets or property is bound or affected; or
(iii) except as set forth in Schedule 2.2, result in any breach or constitute a default (or an event which with notice or lapse of time or both would become

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
a default) under, result in the loss of a material benefit under, or give to others any right of termination, acceleration or cancellation of, or result in the creation or imposition of any Lien on any property or asset of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, Franchise Agreement or other instrument or obligation to which the Company or GMI or any of their respective assets or property is bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Material Adverse Effect.

                  (b) Except as set forth in Schedule 2.2, neither the execution and delivery of this Agreement by the Company or GMI nor the consummation of the transactions contemplated hereby by the Company or GMI will require any consent, approval or authorization of, or filing with or notification to, any governmental or regulatory authority, except for (i) notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT") and (ii) such other consents, approvals, authorizations, filings or notifications as, if not obtained or made, individually or in the aggregate, would have a Material Adverse Effect.

                  2.3 Subsidiaries. Other than (i) GPCI, which will cease to be a Subsidiary of the Company prior to the time of the Closing hereunder, or (ii) as set forth in Schedule 2.3, the Company has no Subsidiaries or any other equity interest or rights to acquire any equity interest in any entity (other than the GPCI Merger Consideration).

                  2.4 Financial Statements. Schedule 2.4 contains true and complete copies of the unaudited balance sheets as at September 30, 1998, September 30, 1997 and September 30, 1996, and the related statements of income and cash flows for such fiscal years of the Company on a stand alone basis. Such financial statements present fairly, in all material respects, the financial position and the results of operations and cash flows of the Company on a stand alone basis as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles applied on a consistent basis ("GAAP"), except as otherwise noted therein. Such financial statements have been derived from the work papers used in the preparation of GMI's audited consolidated financial statements for such fiscal years.

                  2.5 Absence of Certain Changes. Other than in connection with the transactions contemplated by this Agreement or as set forth on Schedule 2.5, since September 30, 1998:

                  (a) there has not been any material adverse change in the business, results of operations, financial condition or assets of the Company, other than as may be a result of (i) general economic and political conditions; (ii) any change in

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
         law, governmental regulation or interpretation thereof by any Governmental Authority; (iii) matters affecting the cable television business generally, including, without limitation, the impact or potential impact of competition from other providers or potential providers of video programming and (iv) the resignation, retirement or death of one or more officers or directors of the Company or GMI; and

                  (b) the Company has conducted its business in the ordinary course and consistent with past practice, and, except as set forth on
         Schedule 2.5, the Company has not:

                                    (i) purchased or redeemed any shares of its
                  capital stock or issued or agreed to issue any capital stock or other equity securities of the Company or any securities or rights convertible into or exchangeable for equity securities of the Company or rights to purchase or otherwise receive any of the foregoing, or amended any of the terms of any equity securities or any such rights outstanding on the date hereof;

                                    (ii) incurred or guaranteed any indebtedness
                  for borrowed money other than the Intercompany Debt;

                                    (iii) mortgaged, pledged or subjected to any
                  Lien any of its material properties or assets, except for Permitted Liens;

                                    (iv) other than in the ordinary course of
                  business and consistent with past practice or pursuant to existing plans, programs or arrangements described on Schedule 2.14(a) hereto, made any change in personnel policies or the compensation (salary, bonus or otherwise) payable or to become payable to any officer, director, employee, agent, affiliate or consultant, entered into or amended any employment, sever-ance, termination or other similar agreement or made any loans to any of its officers, directors, employees, agents, affiliates or consultants or made any material change in its existing borrowing or lending arrangements for or on behalf of any such persons, or otherwise entered into any trans actions with or made any payment to or for any affiliate of the Company, provided that (i) this clause (iv) shall not apply to the Employee Protection Plan and the Employee Retention Plan and (ii) the Employee Protection Plan adopted by the Company shall be substantially in the form set forth in Schedule 2.14(e) and the Company shall not amend the Employee Protection Plan after its adoption without the prior written consent of the Buyer;

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
                                    (v) amended its certificate of incorporation
                  or by-laws;

                                    (vi) changed its accounting methods,
                  principles, or practices in such a manner as would be required to be disclosed pursuant to federal securities laws if the Company were subject to such laws;

                                    (vii) disposed or agreed to dispose of any
                  assets where the proceeds of the disposition or the net book value of the relevant assets exceed in the aggregate $500,000, except in the ordinary course of business or in connection with the Philadelphia Transaction;

                                    (viii) suffered the damage, destruction or
                  loss of any assets (whether or not covered by insurance) having a Material Adverse Effect;

                                    (ix) waived or released any right or claim
                  material to the operation of the business of the Company (without regard to its ownership of GPCI), except in the ordinary course of business;

                                    (x) amended in any material respect or
                  terminated any contract, license, agreement or understanding listed in any Schedule hereto and material to the operation of the business of the Company (without regard to its ownership of GPCI), except in the ordinary course of business; or

                                    (xi) entered into any agreement to do any of
                  the things described in the preceding clauses (i) through (x).

                  2.6 Absence of Undisclosed Liabilities. Except as disclosed on
Schedule 2.6, the Company has no liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute or otherwise, that would be required by GAAP to be reflected on the Company's balance sheet (including the notes thereto), that is not reflected or reserved against in the unaudited balance sheet of the Company as of September 30, 1998, except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 1998, and (ii) liabilities or obligations which, individually or in the aggregate, would not have a Material Adverse Effect.

                  2.7 Compliance with Law. (a) The Company holds all licenses, franchises, certificates, consents, permits, qualifications and authorizations ("AUTHORIZATIONS") from all Governmental Authorities necessary for the conduct of its business as currently conducted, and each such Authorization is valid and in full force and effect,

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
except where the failure to hold any of the foregoing or for any of the foregoing not to be in full force and effect would not have a Material Adverse Effect. The Company has not received written notice of any action taken by any Governmental Authority to terminate, revoke or impair any such Authorization, except for any such action that would not have a Material Adverse Effect. The Company is not in conflict with, or in default or violation of (a) any law, rule, regulation, order, judgment or decree applicable to it or by which any of its properties or assets is bound, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound, except for any such conflicts, defaults or violations that would not have a Material Adverse Effect.

                  (b) Except as would not have a Material Adverse Effect, (i) the Company is operating in compliance in all respects with the provisions of the Communications Act and the rules and regulations of the FCC, (ii) all reports required by the FCC to be filed and fees required to be paid to the FCC by the Company have been timely and accurately filed and paid, (iii) the Company provides customers with periodic notices and information as required by the FCC rules and regulations, and (iv) each employment unit comprised of one or more Systems operated by the Company has been certified by the FCC for compliance with the rules and regulations governing equal employment opportunity for each reporting year since October 1, 1995.

                  (c) The Company is providing syndicated exclusivity and network nonduplication protection to stations entitled thereto which have requested such protection and has followed the FCC procedures applicable to origination cablecasting, the fairness doctrine, equal time and personal attack obligations, obscenity, sponsorship identifications and sponsorship lists as specified by FCC rules, except where the failure to so provide such protection or follow such procedures would not have a Material Adverse Effect. The Company has obtained all necessary consents for the retransmission of broadcast signals or is carrying such signals pursuant to must carry elections.

                  (d) Except for normal "blackout" with respect to syndicated exclusivity or network nonduplication notices pursuant to FCC regulations, no notices or demands have been received from any television station or from any other person claiming to have a right, or objecting to or challenging the right of the Company to carry any program services, including, without limitation, broadcast signals, as now being carried by the Company, or challenging the channel position on which any television station is carried or demanding the Company to carry any program services not carried, except where such claim, demand, objection or challenge would not have a Material Adverse Effect.

                  (e) The Company maintains appropriate files as required by FCC rules, except as would not have a Material Adverse Effect. The Company has made available to the Buyer true and complete copies of (i) all FCC cable rate regulation forms that it has filed with the FCC, (ii) all material correspondence since October 1, 1995 with any Governmental Authority, customer or other interested party relating to rate regulation generally or specific rates charged to its customers, including, without limitation, any complaints filed with the FCC since October 1, 1995 with respect to any rates charged to its customers, and all FCC orders issued since October 1, 1995 with respect to rate complaints or petitions for review or appeals of local rate decisions, and
(iii) all pleadings filed by the Company or any other party (to the extent the Company has copies thereof) in any pending FCC rate proceeding involving any System's rates and any documentation supporting an exemption from the rate regulation provisions of the Communications Act it has claimed. The Company is in compliance with any orders affecting the Company's rates of all franchise authorities with jurisdiction over the Systems and the FCC, except as would not have a Material Adverse Effect.

                  (f) Since October 1, 1995, the Company has filed timely and accurately all copyright notices, reports, statements, supplemental statements and amendments required to be filed by Section 111 of the Copyright Act of 1976, as amended (the "COPYRIGHT ACT"), and has timely and accurately paid all fees required to be paid pursuant to Section 111 of the Copyright Act and the rules and regulations of the United States Copyright Office with respect to the operation of its Systems, except where the failure to file or pay would not have a Material Adverse Effect. The Company is in all other respects in compliance with the Copyright Act, except where the failure to be in compliance would not have a Material Adverse Effect. The Company is entitled to hold and currently holds the compulsory copyright license described in Section 111 of the Copyright Act, which compulsory license is in full force and effect and has not been revoked, canceled, encumbered or adversely affected in any manner that would have a Material Adverse Effect. The Company has not received any notice or other communication asserting that it is not in compliance with the Copyright Act, including, without limitation, any written notice from the United States Copyright Office, or any other person, either challenging any copyright filing or payment made by it or alleging a failure by it to make any copyright filing or payment or threatening to bring suit for copyright infringement, except in each case as would not have a Material Adverse Effect.

                  (g) The Company has obtained all necessary Federal Aviation Administration ("FAA") approvals and waivers with respect to system towers and is in compliance with all FAA rules and regulations applicable to its business, except where the failure to obtain such or be in such compliance would not have a Material Adverse Effect. The Company has made available to the Buyer true and complete copies of all material FAA approvals and waivers applicable to it.

                  (h) Since October 1, 1995, the Company has not received any material written notice from any Governmental Authority of its intent to investigate customer rates (other than with respect to FCC rate regulations) or business practices, pursuant to a customer complaint or otherwise, including, without limitation, under any state or local so-called "consumer protection," trade practice" or other similar law, or any other statute, law, ordinance, rule or regulation.

                  2.8 Company Contracts; Franchise Matters. (a) Schedule 2.8 (a) lists all the material contracts, agreements and commitments relating to the Systems to which the Company or GMI is a party or by which either of them is otherwise bound, including, without limitation, (i) the franchise agreements (the "FRANCHISE AGREEMENTS") relating to the Systems; (ii) agreements for the use of head-end sites; (iii) pole attachment agreements and master utilities agreements; (iv) public utility and municipal facilities agreements; and (v) agreements to which GMI is a party that will be assigned to the Company upon the Closing. All contracts, agreements and commitments referred to in the immediately preceding sentence (other than the Excluded Contracts) are referred to herein as the "COMPANY CONTRACTS". The Company has not (and, to the knowledge of GMI or the Company, no other party thereto has) breached any provision of, or defaulted, nor has the Company received any written notice that it is in default under the terms of any Company Contract, nor has there occurred any event that, with notice or lapse of time, or both, would constitute a default by the Company under any such Company Contract, except where such breach or default would not have a Material Adverse Effect. At no time during the 24 month period prior to the date hereof has any Governmental Authority taken formal action to terminate or, other than in connection with franchise renewals, materially adversely modify any Franchise Agreement. Each of the Company Contracts is a legally enforceable obligation of the Company, except (a) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (b) for the limitations imposed by general principles of equity. Copies of all Company Contracts have been made available by the Company to the Buyer.

                  (b) All conditions precedent (other than applicable notice and approval provisions, if any) contained in any Franchise Agreement relating to rate increases resulting in the Company's current rates for any type of service have been satisfied, other than such failures to satisfy conditions that would not have a Material Adverse Effect and except to the extent any such requirements have been preempted by federal law or regulation. The Company has no material obligation or liability for the refund of monies to its subscribers other than with respect to converter deposits and advance payments of monthly subscriber fees.

                  (c) Schedule 2.8(c) lists, as of September 30, 1998, the Company's approximate (i) number of Basic Subscribers, (ii) number of subscribers to premium cable service, (iii) number of homes passed and (iv) number of plant miles of coaxial and fiber optic cable. As of the date of this Agreement, no investigation by any Governmental Authority with respect to the Systems is pending or, to the knowledge of the Company, threatened.

                  (d) The Company has not made any material commitment to any Governmental Authority with respect to the operation and construction of the Systems that is not reflected in the Franchise Agreements. The Company has not entered into any agreement with any Governmental Authority, community group or similar third parties restricting or limiting the types of programming that may be shown on the Systems, except where such restrictions or limitations would not have a Material Adverse Effect.

                  (e) To the knowledge of the Company, there exists no factor or matter which would constitute a legally valid basis for revocation, suspension, termination or denial of granting of a new Franchise upon the expiration thereof or elimination of rights thereunder, except where such revocation, suspension, termination, denial or elimination would not have a Material Adverse Effect.

                  (f) The Company has no knowledge that any Franchise Agreement will not be renewed in accordance with Section 626 of the Communications Act on reasonable terms. The Company has timely filed notices of renewal in accordance with the Communications Act with all franchising authorities and has diligently pursued the renewal of each Franchise expiring within 36 months after the date of this Agreement, except as previously disclosed in writing to the Buyer or except where the failure to so file any such notice and to diligently purse any such renewal would not have a Material Adverse Effect.

                  (g) Except as set forth on Schedule 2.8(g), to the knowledge of the Company, as of the date hereof, no geographic area served by the Systems is presently or threatened to be subject to, any overbuild situation involving in excess of 1,000 homes passed. To the knowledge of the Company, except as previously disclosed to the Buyer in writing, as of the date hereof, no other person (a) has been granted or applied for the consent or approval of any Governmental Authority for the installation, construction, development, ownership or operation of a cable television system (as defined in the Cable Communications Policy Act of 1984, as amended) within the geographic area served by the Systems (other than country-wide franchises where operators have not shown any significant interest in overbuilding), (b) operates, or has commenced construction, installation or development of, any cable television system (as defined in the Cable Communications Policy Act of 1984, as amended) within the geographic area served by the Systems or (c) has publicly announced an intention to provide cable television service in any such geographic area, except where the grant or approval, or operation of, such cable television system would not have a Material Adverse Effect. No Governmental Authority has advised the Company in writing, or otherwise notified the Company of its intention to deny renewal of any Franchise Agreement.

                  2.9 Personal Property; Assets. (a) Except as would not have a Material Adverse Effect, the Company has and at Closing will have good and marketable title to, or valid leasehold interests in, its material personal property and assets, free and clear of all Liens except Permitted Liens. Except as set forth on Schedule 2.9, the Company owns or has the lawful right to use all assets, properties and rights which are used in the conduct of its business as currently conducted. Except as set forth on Schedule 2.9 and for the Excluded Assets, the Subject Assets constitute all material assets, properties and rights used or useful in the ownership and operation of the Systems.

                  (b) The Systems and all major component parts thereof, including specifically, but not limited to, headend antenna equipment, headend amplifiers and associated equipment, line amplifiers, trunk line cable and distribution cable, are, in all material respects, in good and efficient operating condition, and require no more repair, replacement and rehabilitation than is normal in the cable television industry, and the Systems, in general, deliver a picture and sound to all customers which meet the technical standards of 47 C.F.R. Part 76, Subpart K, and adequate proof of performance tests as required thereby have been made showing material compliance therewith. Other than in the ordinary course of business, the Company has not received any notification that any plant used in the Systems requires any rearrangement or rehabilitation in order to conform to the requirements of the National Electric Safety Code or the terms of any pole attachment, conduit or buried cable agreement, except for any such rearrangement or rehabilitation as would not have a Material Adverse Effect.

                  (c) The Systems, in general, monitor signal leakage, maintain applicable signal leakage logs, conduct the cumulative leakage tests, demonstrate compliance with the cumulative leakage criteria by showing a passing cumulative leakage index or a successful flyover, and comply with the frequency separation standards, in material compliance with the requirements set forth in 47 C.F.R. Part 76 Sec. 76-610 through Sec. 76.619. The Company has filed with the FCC all notification of utilization of frequencies in the 108-137 MHZ and 225-240 MHZ bands and all other reports required to be filed under such rules and regulations and has not received any notification of objection thereto by the FCC which has not been promptly resolved by the Company, except for any such failure to file or any such notification of objection that would not have a Material Adverse Effect.

                  2.10 Real Property. (a) Schedule 2.10(a) lists all real property owned by the Company in connection with its business (the "OWNED REAL PROPERTY"), together with a list of all leases (the "LEASES") for real property leased, occupied or used by the Company in connection with its business (the "LEASED PROPERTY" and, together with the Owned Real Property, the "REAL PROPERTY"). Except as set forth on Schedule 2.10(a), the Real Property constitutes all of the real property currently used in, held for use in, and necessary to conduct the Company's business as currently conducted.

                  (b) The Company has good and marketable fee simple title to each parcel of Owned Real Property and all improvements thereon and a valid leasehold interest in each parcel of Leased Property, in each case, free of all Liens except for Permitted Liens.

                  (c) The Owned Real Property and all improvements thereon is in good condition and repair and is sufficient and appropriate for the conduct of the Company's business. There exist no pending or, to the Company's knowledge, threatened condemnation proceedings of or relating to the Owned Real Property or any part thereof. There exist no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or any rights or interests therein. Except as set forth on Schedule 2.12 or as would not have a Material Adverse Effect, neither GMI nor the Company has received any written notice or order to correct any currently existing violation of law with respect to the Real Property. Complete and correct copies of any title opinions, surveys and appraisals in the possession of GMI or the Company, and of any policies of title insurance currently in force, with respect to any such parcel of Owned Real Property have been made available by GMI or the Company to the Buyer. With respect to Real Property leased by the Company, the Company has the right to quiet enjoyment of such Real Property for the full term of each such lease (and any renewal option related thereto), except where the failure to enjoy such quiet enjoyment would not have a Material Adverse Effect.

                  (d) Each Lease is in full force and effect and, to the Company's knowledge, is enforceable against the landlord which is party thereto in accordance with its terms, except to the extent the failure of any such Lease to be in full force and effect or to be enforceable would not reasonably be expected to have a Material Adverse Effect. There exists no default or event of default (or any event which, with notice or lapse of time or both, would become a default) under any Lease which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Company has made available to the Buyer true and complete copies of all Leases, including all amendments thereto. Except as set forth on Schedule 2.10(a) or as would not have a Material Adverse Effect, the Company holds all easements, access to public roads, utilities and services and other similar rights necessary to operate its business as presently conducted.

                  2.11 Intellectual Property. Except as set forth on Schedule
2.11 or as would not have a Material Adverse Effect, the Company owns free and clear of any Liens, other than Permitted Liens, or is validly licensed or otherwise has the right to use, all patents, trademarks, copyrights, trade names, service marks and similar intangible rights, and all applications therefor, used or held for use in the conduct of its business (the "INTELLECTUAL PROPERTY"). The conduct of the business of the Company as currently conducted does not infringe, either directly or indirectly, any patent right, license, trademark right, trade name, trade name right, service mark or copyright of any third party, except for any infringement that would not have a Material Adverse Effect. No claims are pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property, except for any such infringements which would not have a Material Adverse Effect. To the knowledge of the Company, no Person is infringing the rights of the Company with respect to any Intellectual Property, except for any such infringements which would not have a Material Adverse Effect. The Company has not licensed or agreed to license for use by any other Person any of the Intellectual Property.

                  2.12 Litigation. Except as set forth on Schedule 2.12, there is no suit, claim, action, proceeding or investigation pending against or, to the knowledge of the Company, threatened against the Company or any of its assets or properties that, individually or in the aggregate, would have a Material Adverse Effect. There are no judgments outstanding against the Company or to or by which the Company is or may be subject or bound which would reasonably be expected to materially delay the consummation of the transactions contemplated hereby or would have a Material Adverse Effect. There is no suit, claim, action, proceeding or investigation to restrain, prohibit or otherwise challenge the legality or propriety of the transactions contemplated by this Agreement pending, or to the Company's or GMI's knowledge, threatened against the Company as of the date of this Agreement which would be reasonably likely to prevent or delay the consummation of the transactions contemplated by this Agreement.

                  2.13 Taxes. (a) (i) All Tax Returns relating to the Company required to be filed on or before the Closing Date (taking into account applicable extensions) have (or by the Closing Date will have) been duly filed, except to the extent that the failure to so file, individually or in the aggregate, would not have a Material Adverse Effect, (ii) all Taxes shown to be due on such Tax Returns referred to in clause (i) or otherwise due have been paid or will be paid prior to the Closing Date, except for Taxes reflected or reserved against on the balance sheets of the Company referred to in Section 2.4 in accordance with GAAP (without regard to any amounts reserved for deferred taxes) and Taxes the failure of which to be paid, individually or in the aggregate, would not have a Material Adverse Effect.

                  (b) Except as set forth on Schedule 2.13(b), (i) neither the IRS nor any other taxing authority is now asserting in writing against the Company, GMI, the Systems or the Subject Assets any material deficiency or claim for additional Taxes relating to the Company, the Systems or the Subject Assets or any material adjustment of Taxes relating to the Company, the Systems or the Subject Assets, and (ii) there are no proposed written reassessments of any property owned by the Company or other written proposals that could materially increase the amount of any Tax to which the Company, the Systems or the Subject Assets would be subject.

                  (c) The Company has withheld or collected and paid over to the appropriate Governmental Authorities or is properly holding for such payment all Taxes required by law to be withheld or collected, except for such failures to have so withheld or collected and paid over or to be so holding for payment which would not have a Material Adverse Effect.

                  (d) There are no material Tax liens on any assets of the Company, other than liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

                  2.14 Employee Benefit Plan Matters.

                  (a) Company Employee Plans and Company Benefit Arrangements.
Schedule 2.14(a) lists each Company Employee Plan and Company Benefit Arrangement. The Company has delivered to the Buyer with respect to each such Company Employee Plan and Company Benefit Arrangement true and complete copies of (i) all written documents comprising such plans and arrangements (including amendments and individual, trust, group annuity, or insurance agreements relating thereto); (ii) the most recent Federal Form 5500 series (including all schedules thereto) filed with respect to each such Company Employee Plan; (iii) the most recent financial statements and actuarial reports, if any, pertaining to each such plan or arrangement; and (iv) the summary plan description currently in effect and all material modifications thereto, if any, for each such Company Employee Plan.

                  (b) Multiemployer Plans. With respect to any Multiemployer Plan to which the Company or any of its ERISA Affiliates has within the six year period preceding the Closing Date been required to make or accrue a contribution, neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur any withdrawal liability, within the meaning of Section 4201 of ERISA, (ii) been notified by the sponsor of such Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated or (iii) engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in Section 4212(c) of ERISA.

                  (c) Retiree Welfare Benefits Plans. Except as set forth in
Schedule 2.14(c) and pursuant to the provisions of COBRA, no Company Employee Plan provides benefits described in Section 3(l) of ERISA to any former employees or retirees of the Company.

                  (d) Pension Plans. All Company Employee Plans that are Pension Plans intended to be qualified under Section 401 of the Code are so qualified and have been so qualified during the period since their adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. A true and correct copy of the most recent determination letter from the IRS regarding such qualified status for each such Plan has been delivered to the Buyer. No Company Employee Plan (other than any Multiemployer Plan) has incurred an Accumulated Funding Deficiency, whether or not waived. As of the last applicable annual valuation date, using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such plan, no Company Pension Plan had accrued benefit obligations which exceed the current fair market value of the assets of such plan. Neither the Company nor any of its ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing, any liability under Title IV of ERISA, other than with respect to the payment of premiums to the PBGC.

                  (e) Additional Benefits. Except as set forth on Schedule 2.14(e), no employee of the Company will receive additional benefits, service or accelerated rights to payments of benefits under any Company Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to any severance, termination allowance or similar payments as a result of the transactions contemplated by this Agreement.

                  (f) Compliance with Laws; Contributions. Each Company Plan has at all times prior hereto been maintained, in all material respects, in accordance with its terms and all applicable laws, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than claims for benefits in the ordinary course, there is no claim pending or, to the knowledge of the Company, threatened, involving any Company Plan by any Person against such plan or the Company that would reasonably be expected to have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened, proceeding involving any Company Employee Plan before the IRS, the United States Department of Labor or any other Governmental Authority. The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Company Plan and applicable law or required to be paid as expenses under such Company Plan, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  2.15 Labor Matters. (a) None of the Company or any of its affiliates is party to any employment contract with any employee of the Company or any labor or collective bargaining agreement.

                  (b) As of the date hereof, (i) no employees of the Company are represented by any labor organization, (ii) no labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the NLRB or any other labor relations tribunal or authority and (iii) to the knowledge of the Company, there are no formal organizing activities involving of employees of the Company pending with, or threatened by, any labor organization that would have a Material Adverse Effect.

                  (c) As of the date hereof, except as would not have a Material Adverse Effect, there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company and (ii) there are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company.

                  (d) Schedule 2.15 lists each Retired Employee and each Employee, as well as such Employee's compensation as of the date hereof, and such Employee's date of hire by the Company.

                  2.16 Environmental Matters. (a) The Company has all permits, licenses and other authorizations required under all applicable federal, state and local laws and regulations relating to the pollution or protection of public health, safety or welfare or the environment, including laws and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or waste ("ENVIRONMENTAL LAWS"), except where the failure to hold such permits, licenses and authorizations would not have a Material Adverse Effect. Except as set forth on Schedule 2.16(a), the Company is in compliance with the terms and conditions of such permits, licenses and authorizations and with Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect.

                  (b) Except as would not have a Material Adverse Effect: (i) to the knowledge of the Company, no real property owned or operated by the Company is contaminated with any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls (a "HAZARDOUS SUBSTANCE"), (ii) the Company has not disposed or arranged for the disposal of Hazardous Substances so as to give rise to liability of the Company for any disposal or contamination on Owned Real Property or Leased Property or the real property of any other party, including, without limitation, off-site locations; and (iii) the Company has not received any claims or notices alleging liability under any Environmental Law, nor is there any pending claim or investigation alleging a violation of any Environmental Law relating to the Owned Real Property.

                  2.17 Transactions with Affiliates. Except as set forth in
Schedule 2.17, none of GMI's or the Company's stockholders or directors, their relatives nor any of their respective affiliates is involved in any business arrangement or relationship with the Company, and none of GMI's stockholders, their relatives nor any of their respective affiliates owns any property or right, tangible or intangible, which is used by the Company in connection with its business.

                  2.18 Brokers and Finders. Neither the Company nor GMI nor any of their respective officers, directors or employees has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that GMI has employed Goldman, Sachs & Co. as its financial advisor. The fees of Goldman, Sachs & Co. shall be paid by GMI.

                  2.19 Disclosure. The representations and warranties of the Company and GMI, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

                  2.20 Insurance. Schedule 2.20 lists all material policies of insurance and surety bonds in force maintained, owned or held by the Company on the date hereof with respect to the Systems. To the knowledge of the Company, all such policies are with financially sound insurers and are in full force and effect and insure against risks and liabilities to an extent and in a manner customary in the cable television business. Since October 1, 1995, no insurance carrier has refused to renew any policy issued in respect of any material portion of the Company's assets.

                                   ARTICLE III

                               REPRESENTATIONS AND
                             WARRANTIES OF THE BUYER

                  The Buyer represents and warrants to the Company and GMI that:
3.1 Organization and Authority. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its state of in corporation and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer have been duly and validly authorized and approved by the Buyer's board of directors. No other corporate or stockholder proceedings on the part of the Buyer are necessary to authorize or approve this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Buyer and, assuming the due execution and delivery by the other parties hereto, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (y) for the limitations imposed by general principles of equity.

                  3.2 No Conflicts; Consents and Approvals, etc. (a) The execution and delivery of this Agreement by the Buyer do not, and the performance of its obligations hereunder or consummation of the transactions contemplated hereby by the Buyer will not (i) violate or conflict with the certificate of incorporation or by-laws of the Buyer; or (ii) constitute a breach or default (or an event which with notice or lapse of time or both would become a breach or default) of any statute, regulation, judgment, order or decree or any mortgage, agreement, deed of trust, indenture or any other instrument to which the Buyer or any of its Subsidiaries is bound, except, in the case of clause (ii), for any such conflicts, breaches or defaults which would not prevent or delay consummation of the Closing, or otherwise prevent the Buyer from performing its obligations under this Agreement.

                  (b) Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby by the Buyer will require any consent, approval or authorization of, or filing with or notification to, any Governmental Authority, except (i) as set forth in Section 2.2(b) and (ii) such other consents, approvals, authorizations, filings or noti-fications as, if not obtained or made would not prevent or delay the consummation of the transactions contemplated hereby.

                  3.3 Financial Ability to Perform. The Buyer has currently available and will have available as of the Closing Date cash funds sufficient to pay the Purchase Price pursuant to Section 5.1 of this Agreement.

                  3.4 Litigation. There are no claims, judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Buyer, threatened, against the Buyer or any of its affiliates or any property or assets of the Buyer or any affiliate, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which would have an adverse affect on the Buyer's ability to complete the transactions contemplated by this Agreement in a timely manner.

                  3.5 No Violation of FCC Cross Ownership Rules. On the Closing Date, the Buyer will not be in violation of any FCC restrictions regarding the ownership of competing media and related businesses which would adversely affect the Buyer's ability to complete the transactions contemplated hereby in a timely manner.

                  3.6 Brokers and Finders. Except as set forth on Schedule 3.6, neither the Buyer nor any of its respective officers, directors, employees or affiliates has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

                                   ARTICLE IV

                                    COVENANTS

                  4.1 Conduct of Business of the Company. Except as contemplated by this Agreement or the Schedules hereto or by the Company's budgets and plans heretofore delivered to the Buyer, including, without limitation, the Company's Schedule of Capital Expenditures included in Schedule 4.1, during the period from the date hereof to the Closing Date, the Company shall conduct its operations in the ordinary course of business in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact its business organizations and material relationships with third parties other than any adverse effect that results from the announcement of the transactions contemplated by this Agreement and the Company shall not without the prior written consent of the Buyer (not to be unreasonably withheld):

                  (a) make any material capital expenditures, as determined in accordance with GAAP, except for capital expenditures referred to in the Schedule of Capital Expenditures referred to above;

                  (b) agree or commit to dispose of any material Subject Assets out of the ordinary course of business where the proceeds of disposition or the net book value of the relevant assets exceed in the aggregate $200,000;

                  (c) merge or consolidate with any Person, acquire any stock or other ownership interest in any Person or the assets of any business, except in connection with the Philadelphia Transaction;

                  (d) other than in the ordinary course of business consistent with past practice, or pursuant to existing arrangements described on Schedule 2.14(a) hereto, or as contemplated by this Agreement or required by law, make any change in the compensation (salary, bonus or otherwise) payable or to become payable to any officer, director, employee, agent, affiliate or consultant, enter into or amend any employment, severance, termination or other similar agreement or make any loans to any of its officers, directors, employees, agents, affiliates or consultants or make any material change in its existing borrowing or lending arrangements for or on behalf of any such persons, or otherwise enter into any transactions with or make any payment to or for any affiliate of the Company or adopt, amend, modify, spin-off, transfer or assume any of the assets or liabilities of, terminate or partially terminate any Company Employee Plan, in each case whether contingent on consummation of the transactions contemplated hereby or otherwise, provided that (i) this Section 4.1(d) shall not apply to the Employee Protection Plan and the Employee Retention Plan and (ii) the Employee Protection Plan adopted by the Company shall be substantially in the form set forth in Schedule 2.14(e) and the Company shall not amend the Employee Protection Plan after its adoption without the prior written consent of the Buyer.

                  (e) other than the distribution of the GPCI Merger Consideration, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Common Stock or redeem or otherwise acquire any of its securities;

                  (f) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, performance shares, interests in the ownership or earnings of the Company, stock appreciation rights or similar rights to purchase or otherwise) any stock of any class or any other securities of the Company or amend any of the terms of any securities of the Company outstanding on the date hereof;

                  (g) except as previously disclosed to the Buyer or other than in the ordinary course of business consistent with past practice, change the rates or make any material change in marketing practices applicable to any of the Systems;

                  (h) create any Subsidiary of the Company;

                  (i) incur or guarantee any indebtedness for borrowed money other than the Intercompany Debt; or

                  (j) take, or agree in writing or otherwise to take, any of the foregoing actions.

                  4.2 Access to Information, etc. (a) Between the date this Agreement is publicly announced and the Closing Date, the Company will (i) give the Buyer and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices and other facilities and books and records of the Company, (ii) permit the Buyer to make such reasonable inspections of the offices, facilities, books and records described in clause
(i) as it may require and (iii) cause its officers to furnish the Buyer with such financial and operating data and other information with respect to the business and properties of the Company as the Buyer may from time to time reasonably request. All such access and information obtained by the parties hereto and their authorized representatives shall be subject to the terms and conditions of the confidentiality agreement between GMI and the Buyer, dated February 16, 1999 (the "CONFIDENTIALITY AGREEMENT").

                  (b) During the period from the date hereof to the Closing Date, each of the parties hereto will cooperate with the others in developing and implementing a strategy for the implementation of high speed Internet access in the Systems and for positioning the Company to provide its subscribers with such high speed Internet access on a timely basis, consistent with such strategy, provided that without the Buyer's prior written consent (not to be unreasonably withheld) neither the Company nor GMI will enter into any agreement with respect to the foregoing that is binding on the Buyer or the Subject Assets after the Closing Date. Without limiting the generality of the foregoing, the Buyer will make available to the Company and GMI such assistance as may be reasonably requested to assist the Company in creating the network design for such high speed Internet access.

                  4.3 Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including, but not limited to, the satisfaction of all conditions to the Closing. Without limiting the generality of the foregoing, each of the Company and GMI, on the one hand, and the Buyer, on the other hand, shall make or cause to be made all required filings with or applications to Governmental Authorities which are necessary to consummate the transactions contemplated by this Agreement and use its reasonable best efforts to obtain the consents listed on Schedule 2.2 to the transactions contemplated hereby and each party hereto shall use its reasonable best efforts to contest and resist any action, including, without limitation, judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrict, prohibit or prevent the consummation of the transactions contemplated hereby, including, without limitation, vigorously pursuing all avenues of administrative and judicial appeal.

                  4.4 No Action. Subject to the terms and conditions of this Agreement, no party will, nor shall it permit any of its Subsidiaries to, intentionally take any action or commit to take any action that would be reasonably likely to result in any of the representations and warranties of such party or its Subsidiary contained herein being or becoming untrue in any material respect, in the non-fulfillment of any of the agreements contained in this Article IV or in the failure of any conditions contained in Article V.

                  4.5 Public Announcements. So long as this Agreement is in effect, none of the parties hereto shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties, provided that if any such press release or public statement is required by law, the party subject to such requirement may issue such press release or make such statement, but such party shall consult with the other party prior to issuing such press release or public statement. Notwithstanding the foregoing, the parties hereto shall agree to the timing and the text of the initial press release announcing the execution and delivery of this Agreement.

                  4.6 Notification. Each party hereto shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would be reasonably likely to constitute or cause a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties hereto and shall use its reasonable best efforts to promptly remedy or prevent such breach.

                  4.7 Employee Benefits.

                  (a) Employees. (i) Except as otherwise provided in this
Section 4.7, the Buyer shall be responsible for all liabilities with respect to the Employees and the Retired Employees, and their dependents and beneficiaries, relating to, arising out of or resulting from future, present or former employment of, or services rendered by, the Employees and the Retired Employees prior to or after the Closing Date. Without limiting the generality of the foregoing, the Buyer acknowledges and agrees that it shall be responsible for, and shall pay or cause to be paid, all amounts that will become payable under the Employee Protection Plan. GMI shall be responsible for, and shall pay or cause to be paid, all amounts that will become payable under the Employee Retention Plan and the Greater Media Cablevision, Inc. Pension Plan.

                           (ii) Prior to and effective as of the Closing Date,
the Buyer shall offer employment to all the Employees. The Buyer shall provide the Employees with remuneration and benefits which shall be substantially comparable, and the Retired Employees with benefits which shall be identical in all material respects, to those provided to such Employees and Retired Employees, as the case may be, immediately prior to the Closing Date for at least the one-year period following the Closing Date, with length of service with the Company, up to the Closing Date, to be recognized by the Buyer for all purposes whatsoever other than benefit accrual, including, without limitation, for the purposes of the Buyer's benefit plans to the extent such service was recognized under the Company Plans. The Buyer shall pay or grant to the Employees and the Retired Employees vacation pay or time earned and/or accrued to the Employees and the Retired Employees under the Company's vacation policy prior to the Closing Date, but not paid to or taken by such Employees and the Retired Employees as vacation time as of the Closing Date. The Buyer acknowledges that it is familiar with the present employment conditions, remuneration and benefits of the Employees and the Retired Employees.

                           (iii) From and after the Closing Date, the employment
or cost of termination of employment of, or future compensation to, the Employees shall be the sole responsibility of the Buyer and the Buyer shall defend, indemnify, pay, reimburse and hold GMI and its affiliates harmless with respect to any and all liabilities to such Employees from and after the Closing Date. The Buyer agrees to provide severance benefits to each Employee in accordance with the terms of the Employee Protection Plan.

                  (b) Company Plans in General. As of the Closing Date, the Em-ployees shall cease to accrue benefits under the Company Plans. GMI and the Buyer confirm that upon the completion of the transfers contemplated in Section 4.7(d) hereof, GMI and each of its ERISA Affiliates and each Company Plan shall be completely discharged of all of their respective obligations with respect to the benefits accrued by, and account balances of, the Employees and the Retired Employees under such plans, and the Buyer shall defend, indemnify, pay, reimburse and hold GMI and its affiliates harmless with respect to any and all loss, liability or expense in respect of such benefits and account balances, provided, however, that the forgoing shall not apply to the Greater

Media Cablevision, Inc. Pension Plan and the Company shall retain all of its obligations thereunder and the Buyer shall have no obligations with respect thereto.

                  (c) Group Insurance. The Buyer shall be responsible for any and all welfare and fringe benefit claims incurred by the Employees and the Retired Employees on and after the Closing Date. Without in any way limiting the generality of Section 4.7(a), the Buyer and GMI shall use their reasonable efforts to cause the insurance companies providing the Buyer's group insurance program ("BUYER'S INSURERS") to assume the obligations of the insurance companies providing GMI's group insurance program ("GMI'S INSURERS") with respect to the benefits of any Employee or Retired Employee under any short term or long term disability program. GMI and the Buyer shall use their reasonable efforts to cause GMI's Insurers to transfer the existing reserves (disabled life reserve, disabled reserve, incurred but not reported reserve) under GMI's relevant insurance contracts to the Buyer's relevant insurance contracts as at the Closing Date. The Buyer acknowledges that this transfer of reserves is only possible if the relevant GMI's Insurers and the relevant Buyer's Insurers are the same insurance company.

                  (d) Buyer's 401(k) Plan. Effective as of the Closing Date, Employees who were participants in GMI's 401(k) Plan on the Closing Date shall commence participation in a tax-deferred savings plan maintained by the Buyer (the "BUYER'S 401(K) PLAN"). Prior to the Closing Date the Company will permit each Employee and Retired Employee who is a participant in GMI's 401(k) Plan to elect (i) to receive a distribution of the value in his account less the amount of any outstanding loan to such participant under such Plan (such participant's "Account Balance"), (ii) to roll over such participant's Account Balance to an individual retirement account of such participant or (iii) to roll over such participant's Account Balance to the Buyer's 401(k) Plan by wire transfer on the Closing Date. GMI shall make all matching contributions with respect to the Employees and the Retired Employees that are required to be made before the Closing Date.

                  4.8 Records Retention. Except as may otherwise be required under Article VII, for a period of five years after the Closing Date, (a) the Buyer shall retain all of the books and records relating to the Company's business for periods prior to the Closing Date (except for those referred to in Section 1.3(e)), (b) the Company or GMI shall retain all of the books and records referred to in Section 1.3(e), and (c) the Company and GMI or the Buyer, as the case may be, and its authorized representatives shall have the right to inspect and copy such books and records during normal business hours, upon reasonable prior notice, in connection with the preparation of tax returns, financial statements, reports and filings and for any other reasonable purpose.

                  4.9 Company Names. The Buyer acknowledges that the names "Greater Media" and "Greater Media Cablevision" and the initials "GMI," whether alone or in combination with one or more other words, are an asset of GMI. Following the Closing Date, the Buyer shall and shall cause its Subsidiaries to cease using any such name, word or initials or any derivation thereof. Notwithstanding the foregoing, for a period of 180 days after the Closing Date, the Buyer may continue (but only to the extent reasonably necessary) to operate the Systems using the names "Greater Media" and "Greater Media Cablevision" and all derivations and abbreviations of such names in use in the Systems on the Closing Date, such use to be in a manner consistent with the way in which the Company has heretofore used such names, derivations and abbreviations. Within 180 days after the Closing Date, the Buyer will discontinue using and will dispose of all items of stationery, business cards and literature bearing such names, derivations or abbreviations. Notwithstanding the foregoing, the Buyer will not be required to remove or discontinue using any such name, derivation or abbreviation that is affixed to converters or other items in or to be used in customer homes or properties, making such removal or discontinuation impracticable for the Buyer. The Buyer acknowledges and agrees that it will acquire no rights to any such names, derivations or abbreviations.

                  4.10 Intercompany Accounts. Other than the Intercompany Debt (the treatment of which shall be governed by Section 4.11 hereof), all intercompany accounts between the Company, on the one hand, and GMI and its other Subsidiaries, on the other hand, shall be canceled or contributed to capital as of the close of business on the business day immediately preceding the Closing Date.

                  4.11 Intercompany Debt. (a) On the Closing Date, the Company shall repay the entire outstanding principal amount of and any accrued interest on the Intercompany Debt as of such date, provided that, if the Company does not have sufficient available cash funds to pay such amount on the Closing Date, the Buyer shall provide the necessary funds to the Company so that the outstanding principal amount of and accrued interest on the Intercompany Debt is paid in full on the Closing Date. GMI shall issue to the Buyer an officer's certificate at least three Business Days prior to the Closing Date, certifying (i) the amount of unpaid principal of and interest on the Intercompany Debt to be outstanding as of the Closing Date, (ii) that all Intercompany Debt was incurred after October 1, 1998 in accordance with, or not in violation of, this Agreement and (iii) the amount of cash funds of the Company to be available on the Closing Date to repay the Intercompany Debt.

                  (b) Upon the closing of the Philadelphia Transaction, all indebtedness owed by GPCI to the Company shall be canceled.

                  4.12 Notice of Proceedings. Each party will promptly notify the other in writing upon (a) becoming aware of the occurrence of any fact or circumstance that would cause or constitute a breach of its representations and warranties set forth herein or any order or decree or any complaint seeking an order or decree (or any threat to seek any of the foregoing) restraining or enjoining the consummation of the transactions contemplated hereby or (b) receiving any notice from any court or Governmental Authority of its intention to (i) commence an investigation into, or commence a suit or proceeding to restrain or enjoin, the consummation of the transactions contemplated hereby or (ii) nullify or render ineffective the transactions contemplated hereby if such transactions are consummated.

                  4.13 Guarantees. (a) Set forth in Schedule 4.13 are various guarantees entered into by GMI to support the business of the Company (the "GUARANTEES"). The Buyer agrees that it will arrange, effective as of the Closing Date, for either (a) the Buyer to be substituted as the obligor under each of the Guarantees or (b) each of the Guarantees to be terminated and, if requested by any third party to whom a Guarantee was originally issued, for the Buyer to provide substitute credit support.

                  (b) GMI will cause the Company's guaranty of GMI's obligations under GMI's credit agreement with the Bank of New York to be terminated as of the Closing.

                  4.14 Affiliate Contracts. (a) As soon as practicable after the date hereof, GMI will use good faith efforts to obtain all requisite third party consents required to assign to the Buyer those Company Contracts (except for the guaranty referenced in Section 4.13(b) and the agreements described in item 2 of
Schedule 2.17) which have been entered into by GMI and relate to the business of the Company and are listed in item II in Schedule 2.8(a) (the "GMI CONTRACTS"). Upon the Closing, GMI will assign, and the Buyer will assume, those GMI Contracts for which such third party consents have been obtained or which do not require such third party consents. If any such third party consents have not been obtained by the Closing Date, GMI agrees to make the benefits of such GMI Contracts available to the Buyer from and after the Closing Date at no additional cost to the Buyer other than the Buyer (i) reimbursing the Company for amounts due thereunder, (ii) performing all of GMI's obligations thereunder and (iii) defending, indemnifying, paying, reimbursing and holding harmless GMI and its affiliates from any liabilities, claims, costs or expenses (including reasonable attorney fees) arising from or relating to such GMI Contracts.

                  (b) Set forth in item IV on Schedule 2.8(a) are certain agreements entered into by the Company that relate only to the business of GPCI (the "GPCI CONTRACTS"). On or prior to the closing of the Philadelphia Transaction, the Company shall assign to GPCI, and GPCI will assume those GPCI Contracts for which third party consents have been obtained or which do not require such consents.

                  4.15 Certain Litigation. The suits, actions, litigations, proceedings and investigations listed in Schedule 2.12 relate exclusively to the conduct of the business of the Company. Nevertheless, third parties have and may in the future name GMI or its affiliates, directors, officers or employees as parties. Accordingly, the Buyer shall defend, indemnify, pay, reimburse and hold harmless GMI and its affiliates, directors, officers and employees from any liabilities, claims, costs or expenses (including reasonable attorney fees) arising from or relating to the suits, actions, litigations, proceedings and investigations listed in Schedule 2.12 or arising after the date hereof to the extent they relate to the Company or its business.

                  4.16 Retained Franchises. In the event that less than 100% of the consents necessary to transfer the Systems are obtained but the condition set forth in Section 5.2(a)(iii) has either been satisfied or waived, then GMI and the Buyer shall cooperate with each other and use their respective reasonable best efforts to restructure the ownership, control and management of the assets of each System for which consents have not been obtained (each, a "RETAINED FRANCHISE") from and after the Closing Date in such a manner that, to the extent feasible, prevents any violation of the terms of any Franchise Agreements relating to the Retained Franchises that would have a material adverse effect on the Buyer and its affiliates, taken as a whole, or on GMI and its Subsidiaries, taken as a whole, yet preserves the intent of the parties as set forth in this Agreement regarding their respective economic positions, to the extent practicable, had 100% of the consents been obtained. Notwithstanding the foregoing, GMI and the Buyer shall continue to use their reasonable best efforts to obtain consents for the transfer to the Buyer of any Retained Franchise.

                  4.17 Transfer Laws. The Buyer waives compliance by the Company with legal requirements relating to bulk transfers applicable to the transactions contemplated by this Agreement. The Company agrees to indemnify and hold harmless the Buyer against any and all claims to the extent they result from such noncompliance. Nothing in this Section 4.17 shall be interpreted to be a waiver by the Company or GMI of Buyer's obligation to pay all Transfer Taxes pursuant to Section 7.2(b).

                  4.18 Further Assurances. The Company and GMI agree to execute all such further documents and to do all such other acts and things (other than the payment of money) as the Buyer, acting reasonably, may request from time to time after the Closing for the purpose of transferring to the Buyer the Subject Assets in the manner contemplated by this Agreement.

                                    ARTICLE V

                 CLOSING AND CLOSING DATE; CONDITIONS TO CLOSING

                  5.1 Closing and Closing Date. As soon as practicable after the satisfaction or waiver of the conditions set forth in Section 5.2(a) (but no later than five business days thereafter), a closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, or on such other date and at such other location as the parties may agree in writing. The date on which the Closing occurs is referred to as the "CLOSING Date". At the Closing, the Buyer will pay to the Company the Purchase Price by wire transfer of immediately available funds to the account designated by the Company at least two business days prior to the Closing Date.

                  5.2 Conditions to the Obligations of All Parties. The respective obligations of the Company and the Buyer to consummate the transactions contemplated hereby are subject to the requirements that:

                  (a) (i) Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, (ii) all FCC authorizations, consents, orders and approvals listed in item (b) of Schedule 2.2 and which, if not received, in the aggregate, would reasonably be expected to have a material adverse effect on the Buyer's operation of the Systems after the Closing, shall have been received, and (iii) the authorizations, consents, orders and approvals from franchising authorities listed in item (c) of Schedule 2.2 regarding the transactions contemplated hereby shall have been received, provided that so long as the authorizations, consents, orders or approvals for the transfer to the Buyer of the Systems representing at least 90% of the subscribers of the Company shall have been obtained, then the condition described in this Section 5.2(a)(iii) shall be deemed to be satisfied.

                  (b) There shall not be in effect any injunction or any other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

                  5.3 Conditions to the Obligations of the Company and GMI. The obligations of the Company and GMI to effect the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  (a) The representations and warranties of the Buyer contained in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date (without giving effect to the materiality or Material

         Adverse Effect qualifiers set forth therein) with the same effect as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except for such failures to be true and correct which would not in the aggregate have a material adverse effect on the transactions contemplated hereby, and at the Closing the Buyer shall have delivered to each of the Company and GMI a certificate to that effect.

                  (b) The Buyer shall have executed and delivered to the Company an assumption agreement in form and substance reasonably satisfactory to the Company in which the Buyer agrees to assume, pay, discharge and perform all of the Assumed Liabilities.

                  (c) Each of the agreements of the Buyer to be performed on or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing and at the Closing the Buyer shall have delivered to each of the Company and GMI a certificate to that effect.

                  (d) GMI shall have received an opinion of Paul, Hastings, Janofsky & Walker, LLP, counsel for the Buyer, dated as of the Closing Date, covering such matters as GMI may reasonably request.

                  (e) GMI shall have been released from the Guarantees or the Guarantees shall have been terminated, in each case without any further obligation of GMI.

                  (f) The Philadelphia Transaction shall have closed.

                  (g) GMCI shall have received payment in full of the Purchase Price.

                  (h) GMI shall have received payment in full of the entire outstanding principal amount of and accrued interest on the Intercompany Debt.

                  (i) GMI shall have received all customary closing documents it may reasonably request relating to the existence of the Buyer and the authority of the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, all in form and substance reasonably satisfactory to GMI.

                  5.4 Conditions to Obligations of the Buyer . The obligations of the Buyer to effect the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  (a) The representations and warranties of the Company and GMI contained in this Agreement, taken as a whole, shall be true and correct in all respects on and as of the Closing Date (without giving effect to the materiality or Material Adverse Effect qualifiers set forth therein) with the same effect as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except for such failures to be true and correct which would not in the aggregate have a Material Adverse Effect, and at the Closing the Company and GMI shall have delivered to the Buyer a certificate to that effect.

                  (b) The Company shall have executed and delivered to the Buyer a General Conveyance, Bill of Sale and Assignment in form and substance reasonably satisfactory to the parties and such other deeds, assignments and instruments of transfer and assignment as the Buyer may reasonably request, transferring to the Buyer good and marketable title in and to the Subject Assets transferred, sold, assigned and conveyed by the Company to the Buyer pursuant to the terms of this Agreement.

                  (c) Each of the agreements of the Company and GMI to be performed on or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing and at the Closing the Company shall have delivered to the Buyer a certificate to that effect.

                  (d) The Buyer shall have received an opinion of (i) Debevoise & Plimpton, special counsel to the Company and GMI, (ii) Barbara Burns, Esq., general counsel to the Company and GMI (iii) and the opinion of FCC Counsel to the Company, each dated as of the Closing Date, covering such matters as the Buyer may reasonably request.

                  (e) The Buyer shall have received evidence of the cancellation of all indebtedness owed by GPCI to the Company as provided in Section 4.11(b).

                  (f) The Buyer shall have received all customary closing documents it may reasonably request relating to the existence of the Company and GMI and the authority of the Company and GMI to enter into this Agreement and to consummate the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Buyer.

                                   ARTICLE VI

                                   TERMINATION

                  6.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                  (a) by mutual written consent duly authorized by the boards of directors of the Company and the Buyer;

                  (b) by either the Company or the Buyer upon written notice to the other, one year from the date hereof (the "TERMINATION DATE"), if the Closing shall not have occurred on or before such Termination Date, so long as the terminating party is not then in material breach of any of its obligations hereunder;

                  (c) by the Company, provided that neither GMI nor the Company is then in material breach of any of its obligations hereunder, if either (i) the Buyer fails to perform any material agreement in this Agreement when performance thereof is due and does not cure such failure within 20 business days after the Company delivers written notice thereof or (ii) any condition in Section 5.2 (other than Section 5.2(a)) or Section 5.3 has not been satisfied by the Closing Date and is not capable of being satisfied prior to the Termination Date; or

                  (d) by the Buyer, provided that it is not then in material breach of any of its obligations hereunder, if (i) either the Company or GMI fails to perform any material agreement in this Agreement when performance thereof is due and does not cure such failure within 20 business days after notice by the Buyer thereof or (ii) any condition in Section 5.2 (other than Section 5.2(a)) or Section 5.4 has not been satisfied by the Closing Date and is not capable of being satisfied prior to the Termination Date.

                  6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1 hereof, no party shall have any further liability hereunder, provided that, (a) this Section 6.2, Sections 8.7 and 8.8, and the confidentiality provisions of Section 4.2 shall survive such termination and shall remain in full force and effect and (b) that nothing in this Section
6.2 shall relieve any party to this Agreement of liability for any willful breach of this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if the Closing fails to occur for any reason other than any of the conditions to the Buyer's obligations to close as set forth in
Section 5.4 that is capable of being satisfied prior to the Closing not being satisfied on or prior to the Termination Date (other than a failure of such condition as a result of any breach by the Buyer of any of its representations, warranties, covenants or agreements), GMI and the Company may seek to specifically enforce this Agreement as provided in Section 8.13.

                                   ARTICLE VII

                                   TAX MATTERS

                  7.1 Proration of Taxes. In determining the parties' liability for Taxes for a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period beginning after the Closing Date shall be determined by assuming that the taxable year or period ended on and included the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis and real and personal property taxes shall be prorated based on the number of days in the taxable year or period elapsed through the Closing Date, as compared to the total number of days in the taxable year or period elapsed after the Closing Date.

                  7.2 Payments. (a) GMI's Responsibility. GMI shall pay or cause to be paid and shall indemnify and hold the Buyer harmless from and against (i) all Taxes imposed on the Company (other than any Taxes described in Section 7.2(b)) or any Subsidiary and (ii) all Taxes (other than Transfer Taxes) for any taxable period (or portion thereof) ending on or before the Closing Date relating to the Systems or the Subject Assets.

                  (b) Buyer's Responsibility. The Buyer shall pay or cause to be paid and shall indemnify and hold GMI and the Company harmless from and against
(i) all Taxes for any taxable period (or portion thereof), beginning after the Closing Date relating to the Systems, Subject Assets and Assumed Liabilities and
(ii) all excise, sales, use, value added, transfer (including real property transfer), transfer gains, gross receipts, stamp, documentary, filing, recordation, registration, conveyance, license and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties arising out of or in connection with or attributable to the transactions contemplated by this Agreement ("TRANSFER TAXES"). The Company and the Buyer shall cooperate with each other in minimizing Transfer Taxes, including, without limitation, by providing each other all applicable exemption certificates with respect to such Transfer Taxes available under applicable law.

                  7.3 Tax Returns. (a) GMI's Responsibility. GMI shall prepare, or cause to be prepared, and file, or cause to be filed (i) the consolidated U.S. federal Income Tax Returns of GMI's Consolidated Group, (ii) the combined, consolidated or unitary Tax Returns for state, local and foreign Income Taxes which includes GMI or any Subsidiary or affiliate thereof, (iii) all Tax Returns required to be filed by the Company or any Subsidiary and (iv) all Tax Returns relating to the Systems or the Subject Assets required to be filed on or before the Closing Date.

                  (b) Buyer's Responsibility. The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns relating to the Systems or the Subject Assets other than those Tax Returns described in Section 7.3(a).

                  (c) Transfer Taxes. Subject to Section 7.3(d), Tax Returns required to be filed in respect of Transfer Taxes ("TRANSFER TAX RETURNS") shall be prepared and filed by the party that has the primary responsibility under applicable law for filing such Transfer Tax Returns. If no party has primary responsibility for filing a Transfer Tax Return, then the Buyer shall be responsible for preparing and filing any such Transfer Tax Return.

                  (d) Cooperation. The Buyer and GMI shall cooperate in connection with the preparation and filing of any Tax Return for which the other is responsible for preparing and filing pursuant to this Section 7.3. If either GMI or the Buyer is liable for any portion of the Tax payable in connection with any Tax Return to be prepared and filed by the other, the party responsible for filing such return (the "PREPARER") shall prepare and deliver to the other party (the "PAYOR") a copy of such return and any schedules, work papers and other documentation that are relevant to the preparation of the portion of such Tax Return for which the Payor is or may be liable hereunder not later than 30 days prior to the due date for such Tax Return (including applicable extensions) (the "DUE DATE"). The Preparer shall not file such Tax Return until the earlier of
(i) the receipt of written notice from the Payor indicating the Payor's consent thereto, or (ii) one day prior to the Due Date. The Payor shall have the option of providing to the Preparer, at any time at least 10 days prior to the Due Date, written instructions as to how the Payor wants any, or all, of the Tax items for which it may be liable reflected on such Tax Return. The Preparer shall, in preparing such Tax Return, cause the items for which the Payor is liable hereunder to be reflected in accordance with the Payor's instructions, provided that if the amount of Taxes for which the Preparer is liable hereunder would be increased as a result of reflecting such Tax items in accordance with the Payor's instructions, the manner in which such Tax items will be reflected on such Tax Return shall be determined pursuant to Section 7.9. In the absence of having received instructions from Payor, such items shall be reported in any manner determined by the Preparer.

                  7.4 Refunds. Subject to the provisions of this Section 7.4,
(i) GMI shall be entitled to retain, or receive immediate payment from the Buyer (or any affiliate or Subsidiary of the Buyer) of, any refund or credit with respect to Taxes (including, without limitation, refunds and credits arising by reason of amended Returns filed after the Closing Date), plus any interest received with respect thereto from the applicable taxing authorities, that are described as being the responsibility of GMI in Section 7.2(a) and for which GMI has made payment thereof and (ii) the Buyer shall be entitled to retain, or receive immediate payment from GMI of, any refund or credit with respect to Taxes, plus any interest received with respect thereto from the applicable taxing authorities, that are described as being the responsibility of the Buyer in Section 7.2(b), provided that neither the Buyer nor any Subsidiary of the Buyer shall be permitted to carry back any item of loss, deduction or credit from a Tax Return described as being the responsibility of the Buyer in Section 7.3(b) to any Tax Return described as being the responsibility of GMI in Section 7.3(a). The Buyer and GMI shall cooperate with respect to claiming any refund or credit with respect to Taxes referred to in this Section 7.4, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

                  7.5 Audits. GMI and the Buyer shall notify the other in writing within 10 days of its receipt of written notice of any pending or threatened audits, adjustments, assessments or proceedings (whether judicial or administrative) (a "TAX AUDIT") which may affect the liability for Taxes of such other party. If the recipient of any such notice fails to notify the other party, or if such notification is not in sufficient detail to notify the other party of the nature of the Tax Audit, the recipient shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give adequate notice adversely affects the other party's right to participate in and contest the Tax Audit. GMI shall have the right to control any Tax Audit to the extent relating to Taxes that are described as being the responsibility of GMI in Section 7.2(a), and to employ counsel of its choice at its expense. The Buyer shall have the right to control any Tax Audit relating to Taxes that are described as being the responsibility of the Buyer in Section 7.2(b), and to employ counsel of its choice at its expense. Notwithstanding the foregoing, if such Tax Audit relates to Taxes for which both GMI and the Buyer are liable hereunder, to the extent possible such Tax items will be distinguished and each party will control the defense and settlement of those Taxes for which it is so liable. If any such Tax item cannot be identified as being a liability of only one party or cannot be separated from a Tax item for which the other party is liable, the party which has the greater potential liability for those Tax items that cannot be so attributed or separated (or both) shall control the defense and settlement of the Tax Audit, provided that such party defends the items as reported on the relevant Tax Return and the other party is entitled to participate in such defense and settlement at its own expense. The Buyer and GMI shall cooperate with respect to any Tax Audit referred to in this Section 7.5, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

                  7.6 Certain Post-Closing Actions. (a) Pre-Closing Tax Returns. None of the Buyer nor any of its Subsidiaries or affiliates shall amend any Tax Return prepared and filed by GMI pursuant to Section 7.3(a) hereof.

                  (b) Post-Closing Tax Elections. None of the Buyer nor any of its Subsidiaries or affiliates shall make any election or take any other action with respect to Taxes after the Closing which would affect the pre-Closing Tax liability of GMI, the Company or any of their Subsidiaries or affiliates without the prior written consent of GMI.

                  7.7 Mutual Cooperation. In addition to the obligations otherwise set forth herein, but subject to the terms hereof, GMI and the Buyer will cooperate with each other in paying any Taxes, filing any Tax Return and conducting any Tax Audit contemplated by this Agreement and, except as set forth to the contrary in this Agreement, take such actions as the other party may reasonably request, including, without limitation, the following: (a) provide data for the preparation of any Tax Return, including schedules; (b) provide required documents and data and cooperate in any Tax Audit and execute appropriate powers of attorney in favor of the other party and/or its agents;
(c) file protests or otherwise contest any proposed or asserted Tax deficiencies, including filing petitions for redetermination or prosecuting actions for refund in any court, and pursuing the appeal of any such actions;
(d) execute Tax Returns or other documents reasonably required by the other party; (e) provide complete access to, and comply with reasonable requests for copies of all Tax Returns, books and records, data, documents, work papers, materials and other information relating to Taxes with respect to the Systems or the Subject Assets for any taxable period; and (f) make available to each other, its officers, directors, employees and agents for any fact finding, consultation and discussions related to the preparation and filing of any Tax Return, the conduct of any Tax Audit and any other matter with respect to Taxes, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

                  7.8 Maintenance Of Books and Records. Notwithstanding Section
4.8 hereof, until the applicable statute of limitations (including periods of waiver) has expired for any Tax Return filed or required to be filed covering the periods up to and including the Closing Date (including, without limitation, any period beginning before and ending after the Closing Date), the Buyer shall retain all Tax work papers and related materials in its possession and under its control that were used in the preparation of any such Tax Return. Each party shall notify the other party at least 60 days prior to disposing of any Tax record relating to such taxable periods and will deliver to such other party any such records requested by such other party.

                  7.9 Tax Dispute Resolution Mechanism. If there is a dispute between the Buyer and GMI regarding any of the matters contained in Section 1.5 hereof or in this Article VII or the interpretation of any other provision of this Agreement relating to Taxes, such dispute shall be resolved as follows: (i) the parties will in good faith attempt to negotiate a settlement of the dispute,
(ii) if the parties are unable to negotiate a resolution of the dispute within 30 days of the commencement of the dispute, the dispute will be submitted to the national office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to GMI and the Buyer (the "TAX DISPUTE ACCOUNTANTS"), (iii) the parties will present their arguments to the Tax Dispute Accountants within 15 days after submission of the dispute to the Tax Dispute Accountants, (iv) the Tax Dispute Accountants will resolve the dispute, in a fair and equitable manner and in accordance with the applicable Tax law, within 30 days after the parties have presented their arguments to the Tax Dispute Accountants, which decision shall be final, conclusive and binding on the parties, (v) any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (A) the date on which such payment or action would otherwise be required or (B) the third business day following the date on which the dispute is resolved (in the case of a dispute resolved by the Tax Dispute Accountants, such date being the date on which the parties receive written notice from the Tax Dispute Accountants of their resolution) and (vi) the fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne equally by GMI and the Buyer.

                  7.10 Certain Payroll Matters. Notwithstanding any other provision of this Agreement, in respect of wages paid with respect to the 1999 calendar year to employees of GMI, the Company or any Subsidiary who after the Closing become employees of the Buyer or its affiliates, GMI, the Company and the Buyer agree to comply, and to cause their respective affiliates to comply, with the procedures set forth in Revenue Procedure 96-60 and shall cooperate, and cause their respective affiliates to cooperate, with each other in complying with such procedures.

                  7.11 Characterization of Indemnity Payments. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to purchase price, unless otherwise required by applicable law.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1 Entire Agreement. Other than the Confidentiality Agreement, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof (including, without limitation, the Confidential Memorandum, dated April 1998, prepared by Goldman, Sachs & Co., with respect to the cable television properties of GMI, and any supplements thereto).

                  8.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered and shall be delivered as follows:

                  if to the Buyer:

                           Charter Communications, Inc.
                           12444 Powerscourt Drive
                           St. Louis, Missouri  63131
                           Attention:  Jerald L. Kent, President and CEO
                           Fax:  314-965-8793

                  with a copy to:

                           Charter Communications, Inc.
                           12444 Powerscourt Drive
                           St. Louis, Missouri  63131
                           Attention: Curtis S. Shaw, Senior Vice President
                                      and General Counsel
                           Fax: 314-965-8793

                  if to GMI:

                           Greater Media, Inc.
                           Two Kennedy Boulevard
                           P.O. Box 1059
                           East Brunswick, New Jersey  08116
                           Attention:  General Counsel
                           Fax:  732-247-4956
                  with a copy to:

                           Debevoise & Plimpton
                           875 Third Avenue
                           New York, New York  10022
                           Attention:  Richard D. Bohm
                           Fax:  212-909-6836

or to such other address or to such other person as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

                  8.4 Interpretation. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to the Company's knowledge or the knowledge of the Company shall mean the actual knowledge of Peter A. Bordes, John Zielinski, Barbara Burns and Walter Veth.

                  8.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  8.7 Expenses. Except as otherwise provided for in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, provided that if the Closing occurs, all such cost and expenses shall be paid by the Buyer except as provided in clause (ii) of Section 1.6(b).

                  8.8 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent or representative of any party hereto.

                  8.9 Assignment. This Agreement may not be assigned by any party hereto, whether by operation of law or otherwise, except that Buyer shall be permitted to assign its rights and obligations under this Agreement to any of its controlled affiliates without the prior consent of any other party hereto, so long as such assignment does not prevent or delay consummation of the Closing. No such assignment shall relieve the Buyer of its obligations under this Agreement.

                  8.10 Amendment. No provision of this Agreement may be amended, modified or waived except by an instrument in writing signed by all the parties hereto.

                  8.11 Exclusivity of Representations and Warranties; Non-Survival; Relationship Between the Parties. It is the explicit intent and understanding of each of the parties hereto that none of the parties nor any of their affiliates, nor any of their representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles II and III, and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or any such other party's affiliates, or any of their representatives or agents, except for the representations and warranties set forth in such sections. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing, and neither GMI nor the Company shall have any liability hereunder to the Buyer or any other person with respect to, arising out of or in any way relating to its representations and warranties hereunder. The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement.

                  8.12 Exclusive Jurisdiction, etc. Each party irrevocably submits to the exclusive jurisdiction of any court in the City of New York or any courts of the United States of America located in the Southern District of New York and, subject to Section 7.9, each party hereby agrees that all suits, actions and proceedings brought by such party hereunder shall be brought in any such court. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party or the other party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail accompanied by first class prepaid ordinary postage, addressed to such party at its address. Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

                  8.13 Right to Specific Performance. Notwithstanding anything to the contrary set forth herein or elsewhere, (i) GMI and the Company shall be entitled, at their sole option, to (a) waive compliance by the Buyer with any term or provision of this Agreement (including, without limitation, any closing conditions) and/or (b) without the posting of any bond or other security, require the Buyer to consummate and specifically perform the transactions contemplated hereby in accordance with all other terms of this Agreement, if necessary through injunction or other court order or process, if the conditions to the obligations of the Buyer to effect the Closing have been satisfied or are capable of being satisfied if the Closing were to be held, and (ii) the Buyer shall be entitled, at its sole option, to (a) waive compliance by GMI and the Company with any term or provision of this Agreement (including, without limitation, any closing conditions) and/or (b) without the posting of any bond or other security, require GMI and the Company to consummate and specifically perform the transactions contemplated hereby in accordance with all other terms of this Agreement, if necessary through injunction or other court order or process, if the conditions to the obligations of GMI and the Company to effect the Closing have been satisfied or are capable of being satisfied if the Closing were to be held. Any such equitable relief granted shall not be exclusive and GMI and the Company or Buyer, as the case may be, shall also be entitled to seek money damages.

                                   ARTICLE IX

                                   DEFINITIONS

                  When used in this Agreement, the following terms shall have the meanings indicated.

                  "ACCUMULATED FUNDING DEFICIENCY" means an accumulated funding deficiency, as defined in Section 302 of ERISA and Section 412 of the Code.

                  "ALLOCATION SCHEDULE" has the meaning set forth in Section
1.5.

                  "ASSUMED LIABILITIES" has the meaning set forth in Section
1.6.

                  "AUTHORIZATIONS" has the meaning set forth in Section 2.7(a).

                  "BASIC SUBSCRIBER" means a Person (i) who subscribes to basic service, (ii) who pays the full rate for such service charged by the Company for detached single family homes and (iii) whose accounts receivable owed for such service are not more than 60 days past due from the date of invoice.

                  "CARS" means Cable Television Relay Service.

                  "CLOSING" AND "CLOSING DATE" each has the meaning set forth in
Section 5.1.

                  "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended.

                  "COMPANY BENEFIT ARRANGEMENT" means any material benefit arrangement (whether or not written) that is not a Company Employee Plan, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits, (iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance or similar benefits, (v) any equity compensation plan, (vi) any deferred compensation plan and (vii) any compensation policy and practice, in each case that is maintained by the Company or any of its ERISA Affiliates covering any employees, former employees, directors or former directors of the Company, and the beneficiaries of any of them.

                  "COMPANY COMMON STOCK" means the issued and outstanding shares of Class A common stock of the Company.

                  "COMPANY CONTRACTS" has the meaning set forth in Section
2.8(a).

                  "COMPANY EMPLOYEE PLAN" means any employee benefit plan, as defined in Section 3(3) or ERISA, that is sponsored or contributed to by the Company or any of its ERISA Affiliates covering any employees or former employees, directors or former directors of the Company and the beneficiaries of any of them.

                  "COMPANY PLAN" means any Company Employee Benefit Plan or Company Benefit Arrangement.

                  "EMPLOYEE" means any individual who, as of the Closing Date, is actively employed by, or on short-term or long-term disability, accident or sickness, maternity, lay-off or other authorized leave of absence from the Company.

                  "EMPLOYEE PROTECTION PLAN" means the Company's Employee Protection Plan, the terms of which are included on Schedule 2.14(e).

                  "EMPLOYEE RETENTION PLAN" means the Company's Employee Retention Plan, the terms of which are included in Schedule 2.14(e).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" means a Person and/or such Person's Subsidiary or any trade or business (whether or not incorporated) which is under common control with such entity or such entity's Subsidiaries or which is treated as a single employer with such Person or any Subsidiary of such Person under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(f) of ERISA.

                  "EXCLUDED ASSETS" has the meaning set forth in Section 1.3.

                  "EXCLUDED CONTRACTS" has the meaning set forth in Section 1.3(n).

                  "EXCLUDED LIABILITIES" has the meaning set forth in Section
1.6.

                  "FCC" means the Federal Communications Commission.

                  "FRANCHISE AGREEMENTS" has the meaning set forth in Section 2.8(a).

                  "GMI CONTRACTS" has the meaning set forth in Section 4.14(a).

                  "GOVERNMENTAL AUTHORITY" means any governmental or regulatory authority, domestic or foreign, including, without limitation, any governmental administrative agency or franchising authority.

                  "GPCI" has the meaning set forth in Section 1.3(a).

                  "GPCI MERGER CONSIDERATION" means the consideration to be received by the Company in connection with the merger of GPCI with and into Philadelphia Merger Sub.

                  "GUARANTEES" has the meaning set forth in Section 4.13(a).

                  "INCOME TAX" means any Tax computed in whole or in part based on or by reference to net income and any alternative, minimum, accumulated earnings or personal holding company Tax (including all interest and penalties thereon and additions thereto).

                  "INCOME TAX RETURN" means any Tax Return relating to Income Taxes.

                  "INTELLECTUAL PROPERTY" has the meaning set forth in Section 2.11.

                  "INTERCOMPANY DEBT" means the debt of the Company to GMI incurred for the operation of the Systems in a manner consistent with past practice after October 1, 1998 in accordance with, or not in violation of, this Agreement, the interest on which shall accrue at a rate equal to GMI's average borrowing rate over the period from October 1, 1998 to the Closing Date, compounded annually, and any short-term advances to the Company made by GMI (as to which no interest is charged) in the ordinary course of business and consistent with past practice and the Company's cash management practices and disbursement controls for the purposes of, without limitation, the payment of the Company's payroll and insurance premiums.

                  "IRS" means the Internal Revenue Service.

                  "LIENS" means any lien, claim, charge, restriction, pledge, mortgage, security interest or other encumbrance.

                  "MATERIAL ADVERSE EFFECT" means any effect that is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company, except for effects due to the general economic or industry-wide conditions.

                  "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA.

                  "NLRB" means the National Labor Relations Board.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "PENSION PLAN" means any employer pension benefit plan, as defined in Section 3(2) of ERISA.

                  "PERMITTED LIENS" means (i) Liens for taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable or that are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment and/or release have been made, (iii) purchase money Liens on property acquired by the Company in connection with its business which were created contemporaneously with such acquisition to secure or provide for the payment or financing of all or any part of the purchase price thereof, (iv) easements, rights of way, restrictions, leases of property to others, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the Real Property which in the aggregate do not adversely affect the value of such Real Property or materially impair its use for the operation of the relevant Systems, (v) statutory Liens in favor of lessors arising in connection with any property leased to the Company in connection with the its business, and
(vi) other Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  "PERSON" means any individual, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so requires.

                  "PHILADELPHIA MERGER AGREEMENT" means the definitive agreement for the Philadelphia Transaction.

                  "PHILADELPHIA MERGER SUB" means the wholly owned subsidiary of Comcast Corporation with which GPCI is to merge pursuant to the Philadelphia Transaction.

                  "PHILADELPHIA TRANSACTION" means the transaction in which GPCI is to be merged with Philadelphia Merger Sub.

                  "PURCHASE PRICE" has the meaning set forth in Section 1.4.

                  "RETAINED FRANCHISE" has the meaning set forth in Section
4.16.

                  "RETIRED EMPLOYEES" means all former employees of the Company who, as of the Closing Date, are entitled or will be entitled to retirement benefits under Company Plans.

                  "SCHEDULE OF CAPITAL EXPENDITURES" means the Schedule of Capital Expenditures included in Schedule 4.1.

                  "SUBJECT ASSETS" has the meaning set forth in Section 1.2

                  "SUBSIDIARY" as to any Person means (i) any corporation, association or other business entity of which such Person owns or controls, either directly or indirectly, 50% or more of the total combined voting power of all classes of voting securities of such corporation that are entitled to vote in the election of directors, managers or trustees thereof and (ii) any partnership, association, joint venture or other form of business organization, whether or not it constitutes a legal entity, in which such Person directly or indirectly through its Subsidiaries owns or controls 50% or more of the total equity interests.

                  "SYSTEMS" has the meaning set forth in the recitals hereto.

                  "TAX" means any tax, levy, impost, duty, charge, assessment or fee of any nature (including any interest and penalties thereon and additions thereto) that is imposed by any taxing authority or other governmental authority.

                  "TAX RETURN" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "TRANSFER TAXES" has the meaning set forth in Section 7.2(b).

                  "TRANSFER TAX RETURNS" has the meaning set forth in Section 7.3(c).

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                                       48

                   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                          GREATER MEDIA, INC.

                                          By /s/ Peter A. Bordes
                                             -----------------------------------
                                          Name: Peter A. Bordes
                                          Title: Chairman of the Board

                                          GREATER MEDIA CABLEVISION, INC.

                                          By /s/ Peter A. Bordes
                                             -----------------------------------
                                          Name: Peter A. Bordes
                                          Title: President

                                          CHARTER COMMUNICATIONS, INC.

                                          By /s/ Curtis S. Shaw
                                             -----------------------------------
                                          Name: Curtis S. Shaw
                                          Title: Senior Vice President